Exhibit 4.1

KENVUE LLC

5.050% Senior Notes due 2028

5.000% Senior Notes due 2030

4.850% Senior Notes due 2032

4.900% Senior Notes due 2033

5.100% Senior Notes due 2043

5.050% Senior Notes due 2053

5.200% Senior Notes due 2063

Fourth Supplemental Indenture

Dated as of November 2, 2026

Deutsche Bank Trust Company Americas, as

Trustee

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THIS FOURTH SUPPLEMENTAL INDENTURE dated as of November 2, 2026 (this “Supplemental Indenture”), by and between Kenvue LLC, a Delaware limited liability company (“New Kenvue” as successor to Old Kenvue (as defined below)), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), to the Indenture dated as of March 22, 2023 (the “Base Indenture” and, together with the first supplemental indenture dated March 22, 2023, the second supplemental indenture dated May 22, 2025, and the third supplemental indenture dated October 9, 2026, the “Indenture”), by and between Kenvue Inc., a Delaware corporation (“Old Kenvue”), and the Trustee.

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders:

WHEREAS, Old Kenvue and the Trustee have duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of Old Kenvue’s debentures, notes or other debt instruments to be issued in one or more Series as in the Base Indenture provided (as defined therein, “Securities”);

WHEREAS, there are outstanding on the date hereof Securities of seven Series consisting of: (i) $1,000,000,000 aggregate principal amount of 5.050% Senior Notes due 2028 (the “2028 Notes”); (ii) $1,000,000,000 aggregate principal amount of 5.000% Senior Notes due 2030 (the “2030 Notes”); (iii) $750,000,000 aggregate principal amount of 4.850% Senior Notes due 2032 (the “2032 Notes”); (iv) $1,250,000,000 aggregate principal amount of 4.900% Senior Notes due 2033 (the “2033 Notes”); (v) $750,000,000 aggregate principal amount of 5.100% Senior Notes due 2043 (the “2043 Notes”); (vi) $1,500,000,000 aggregate principal amount of 5.050% Senior Notes due 2053 (the “2053 Notes”); and (vii) $750,000,000 aggregate principal amount of 5.200% Senior Notes due 2063 (the “2063 Notes” and, together with the 2028 Notes, the 2030 Notes, the 2032 Notes, the 2033 Notes, the 2043 Notes and the 2053 Notes, the “Outstanding Securities”);

WHEREAS, on November 2, 2026, pursuant to that certain Agreement and Plan of Merger (as amended, supplemented or modified from time to time, the “Merger Agreement”) by and among Old Kenvue, Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and New Kenvue (f/k/a Vesta Sub II, LLC), a direct wholly owned subsidiary of Kimberly-Clark, First Merger Sub merged with and into Old Kenvue (the “First Merger”), with Old Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company merged with and into New Kenvue (the “Second Merger”), with New Kenvue surviving the Second Merger as a direct wholly owned subsidiary of Kimberly-Clark and renamed as “Kenvue LLC”;

WHEREAS, Section 5.01 of the Base Indenture provides that any successor entity by way of merger to Old Kenvue shall assume, by a supplemental indenture to the Base Indenture, all of Old Kenvue’s obligations on each Series of Securities and under the Indenture;

WHEREAS, pursuant to Section 9.01(a) of the Base Indenture, New Kenvue and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Base Indenture without the consent of any Holder to reflect that a successor has succeeded Old Kenvue and has assumed Old Kenvue’s covenants and obligations under each Series of Securities and the Indenture;

WHEREAS, New Kenvue, as the successor entity of Old Kenvue, desires to amend the Indenture as provided in this Supplemental Indenture and, as such, delivered to the Trustee a request for the Trustee to join with New Kenvue in the execution of this Supplemental Indenture, along with an Officer’s Certificate and an Opinion of Counsel stating that the Second Merger and this Supplemental Indenture comply with the Base Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of New Kenvue and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

NOW, THEREFORE:

In consideration of the foregoing and for other good and valuable consideration, New Kenvue covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of each Series of Outstanding Securities, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

ARTICLE One

ASSUMPTION OF OBLIGATIONS

New Kenvue hereby expressly assumes all of Old Kenvue’s obligations on each Series of Securities and under the Indenture on the terms and subject to the conditions set forth in the Indenture and agrees to be bound by all other applicable provisions of the Indenture applicable to the “Company” and to perform all of the obligations and agreements of the “Company” under the Indenture.

ARTICLE Two

MISCELLANEOUS

Section 2.01. Governing Laws; Waiver of Jury Trial.

THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5- 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

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EACH OF NEW KENVUE AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 2.02. Capitalized Terms.

Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture. To the extent terms defined herein differ from the Base Indenture the terms defined herein will govern.

Section 2.03. No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret another indenture (other than the Indenture), loan or debt agreement of New Kenvue or a Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture (other than the Indenture).

Section 2.04. Successors and Assigns.

All agreements of New Kenvue in this Supplemental Indenture and in the Outstanding Securities shall bind its successor. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 2.05. Severability.

In case any provision in this Supplemental Indenture or in any Series of Outstanding Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06. Force Majeure.

In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and such Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 2.07. Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.08. Counterparts.

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This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. New Kenvue assumes all risks arising out of the use of electronic signatures and electronic methods to send communications to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized communication, and the risk of interception or misuse by third parties.

Section 2.09. Confirmation of Indenture; Conflicts.

The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and with respect to each Series of Outstanding Securities, the Indenture, this Supplemental Indenture and all indentures supplemental thereto with respect to such Series shall be read, taken and construed as one and the same instrument. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture, as amended by this Supplemental Indenture, to “this Indenture,” “hereunder,” “hereof,” or words of like import referring to the Indenture shall mean and be a reference to the Indenture, as amended by this Supplemental Indenture. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control.

Section 2.10. Trustee Disclaimer.

The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture, as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by New Kenvue, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. For the avoidance of doubt, the Trustee, by executing this Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

KENVUE LLC
By:	/s/ Jeffrey S. McFall
	Name:	Jeffrey S. McFall
	Title:	Assistant Secretary

Deutsche Bank Trust Company Americas, as Trustee
By:	/s/ Carol Ng
	Name:	Carol Ng
	Title:	Vice President

By:	/s/ Mary Miselis
	Name:	Mary Miselis
	Title:	Vice President